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                                                                    Exhibit 3.3b


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         NEPTUNE MERGER SUBSIDIARY, INC.


                  Neptune Merger Subsidiary, Inc., a Delaware corporation, hereby certifies as follows:

                  FIRST. The Board of Directors of said corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article First of the certificate of incorporation of said corporation so that, as amended, said Article shall read as follows:

                  "FIRST. The name of the corporation is UBS Americas Inc."

                  SECOND. In lieu of a vote of stockholders, written consent to the foregoing amendment has been given by the holder of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware; and such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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                  IN WITNESS WHEREOF, Neptune Merger Subsidiary,
Inc. has caused this certificate to be signed by John Costas, its President, on the __ day of September, 2000.


                                  NEPTUNE MERGER SUBSIDIARY, INC.



                                  By /s/ John Costas
                                     -----------------------------
                                        John Costas, President



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